Exhibit 10.88

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated August 15, 2008, is made between Tetuan Resources Corporation, a Florida corporation (“Tetuan”) whose mailing address is 2499 Glades Road, Suite 209, Boca Raton, Fl. 33431, and Surge Global Energy Inc., a Delaware Corporation  (hereafter “Surge”), or any designee of Surge’s, whose mailing address is 990 Highland Drive, Suite 206, Solana Beach, California 92075.

Recitals

WHEREAS, the Parties desire to enter into this Agreement in connection with Tetuan’s sale and conveyance of certain United States Bureau of Land Management leases (“Prospect Leases”) comprised of 2,556.68 net mineral acres, more or less (the “Prospect”), within the state of Nevada, as more fully described in Exhibit A, attached hereto and made a part hereof.

WHEREAS, the Parties desire to express their rights, responsibilities and obligations in connection with the Prospect and the Prospect Leases pursuant to this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreement set forth in this Agreement, the Parties agree as follows:

1.           Description of the Prospect.

A.           The Prospect Leases are United States Bureau of Land Management leases and are comprised of 2,556.68 mineral acres, more or less, within the state of Nevada, which are more fully described on Exhibit A attached hereto. The two Prospect Leases descriptions are as follows:

a. N77687 - 998.32 Acres more or less Effective date 12/01/03
b. NVN81154 - 1,558.36 Acres more or less Effective date 01/01/06

Prospect Lease N77687 has six years remaining on its term from December 1, 2003 and Prospect Lease NVN81154 has eight years remaining on its term from Dec. 1, 2006. During this time exploration and production must be established thereon to keep the leases in force beyond their primary terms.

B.  Each of the Prospect Leases will be assigned to Surge reserving onto the persons/entities the lease royalty described herein below:

Lease N77687 - 12.5% Landowner Royalty to the U.S. Government; 6.5 % overriding royalty to John L. Messinger et al, 2% overriding royalty to Will Sawyer et al, 1% overriding royalty to Ed Connell, 0.5% overriding royalty to Bill Ehni and 2% overriding royalty to Charles and Glenda Lynn Laser Tenants by the Entireties, leaving a 75.5% Net Revenue interest equaling 100% Working Interest to Surge.

Lease NVN81154 - 12.5% Landowner Royalty to the U.S. Government; 3.0 % overriding royalty to John L. Messinger et al, 5% overriding royalty to Will Sawyer et al, 1% overriding royalty to Ed Connell, 0.5% overriding royalty to Bill Ehni and 2% overriding royalty to Charles and Glenda Lynn Laser Tenants by the Entireties, leaving a 76% Net Revenue interest equaling 100% Working Interest to Surge.  The record title to Lease NVN81154 is held by Energy West Corporation, which is acting as agent for Tetuan and is holding Lease NVN81154 in beneficial ownership for Tetuan.  The assignment and transfer of Lease NVN81154 to Surge, as described herein, shall be made from Energy West Corporation to Surge, subject to a reservation of an overriding royalty in the amount of 11.5%, and shall fulfill Tetuan’s obligations hereunder to transfer all of its rights under Lease NVN81154 to Surge.

Additionally, on the Initial Test Well, Tetuan will back into and will be assigned a 15% Carried Working Interest covering all drilling, testing and completion costs to the tanks at no cost to Tetuan after Payout.  After the Initial Test Well has been drilled on the leasehold(s) Tetuan will have an option to participate for a 15% Working Interest at cost on subsequent wells.

2.           Performance Conditions:

A.           Surge shall fund the cost of drilling and related other costs in connection with the Initial Test Well, using as a guideline Tetuan’s estimated Authorization for Expenditures. These costs are estimates only and are subject to review and change pursuant to market conditions. Tetuan does not guarantee drilling, testing or completion prices. Additionally, if the well runs into excessive loss circulation or other types of drilling problems, additional funds will be needed to continue drilling and any further expenditure will be at the sole discretion of Surge.

B.           Surge agrees to drill an Initial Test Well on the Prospect prior to August 1, 2009 to a maximum depth of approximately 4,500 feet unless potential oil and/or gas shows are encountered prior to that depth, in which case Surge shall have the right to cease drilling and commence completion.  Surge shall not be obligated to incur drilling expenses of more than $1,500,000 on any well. Surge shall have the right to choose the location of the Initial Test Well. Upon favorable review of electric logs, cores or drill stem tests, by Surge, Surge agrees to immediately provide testing and completion funds to put the well on production. Tetuan will be entitled to copies of any logs, rights to the well site and copies of all reports, which information shall be kept strictly confidential.  There may be habitat or other restrictions where drilling can take place at certain times of the year.

C.           If the Initial Test Well is drilled, completed and is productive for more than thirty days, Surge agrees to drill at least one (1) additional development well every six months thereafter, excepting for Acts of God, permitting problems or weather issues.

D.           In the event commercial production, as defined in 2C, is not established on the Initial Test Well on the Prospect, Surge will either drill a Second Test Well on the lease not drilled previously, or if such a well is not drilled, assign the leases back to Tetuan under the terms set forth below.

If Surge elects not to drill any wells after the Initial Test well is drilled, Surge agrees to reassign the remaining leasehold to Tetuan, if Tetuan so requests in writing. Providing that Surge has drilled one well on either of the two leases (N77687 and NVN81154), Surge will have the right to recover its leasehold costs paid herewith if the prospect is re-assigned to Tetuan and is resold or drilled by another party to the extent  these amounts are paid to Tetuan.

E.           The drilling conditions described in this Section 2 are subject to acts of God, permitting delays, rig availability and Bureau of Land Management prohibitions or other government agency prohibitions, applicable spacing requirement regulations, and Tetuan, to the extent of its powers, will not hold Surge liable for failure to meet its drilling commitments in the event required permits cannot be timely obtained as a result of force majeure conditions such as weather conditions, acts of God or rig availability which prohibit drilling.

3.           Lease Transfer. Upon timely and full payment of the amounts described in paragraph 4.B below, Tetuan shall assign to Surge a 100 % of the Working Interest and a Net Revenue Interest of 75.5 % on Lease N77687 and a Net Revenue Interest of 76% on lease NVN81154 in the Prospect Leases, subject to Bureau of Land Management habitat and other restrictions and annual rentals. Additionally Tetuan will receive a 15% Carried Working Interest covering all drilling, testing and completion costs to the tanks at no cost to Tetuan on the Initial Test Well, which carried interest will be earned and assigned after Surge has recouped its drilling and completion costs on the first well (“Payout”). After the Initial Test Well has been drilled on the leasehold(s) Tetuan will have an option to participate for a 15% Working Interest of the actual cost on subsequent wells on a well by well basis. Additionally, at the time of Lease Transfer, Tetuan shall deliver to Surge all contour maps, geophysical data and reports not already delivered to Surge. At all times subsequent to the lease transfer, Tetuan shall be provided reasonable access to the rig, all logs, reports and materials relating to drilling, testing and completion operations. Additionally, if Surge elects to perform any additional geological or geophysical studies or other work on the Prospect, Tetuan will be entitled to a copy of all resulting data or reports.  In the event Surge drills any wells on the Prospect Leases subsequent to the completion of the Initial Production Well, Surge shall notify Tetuan by Certified Mail at least sixty (60) days prior to the commencement of each such subsequent well.  Surge’s written notice to Tetuan shall include the location and an AFE for said well.  If Tetuan elects to participate in such well and become a working interest therein, then Tetuan shall (i) notify Surge in writing within fifteen (15) days of its receipt of Surge’s written notice; and (ii) pay its proportionate  fifteen percent (15%) share of all drilling, testing and completions costs of such well subject to the terms and conditions of the AAPL 610-1989 Operating Agreement described herein.. Failure by Tetuan to respond to Surge’s written notice within the period specified herein shall be deemed as an election by Tetuan not to participate in that well, which shall result in Tetuan’s fifteen percent (15%)  Working Interest in such well being automatically transferred to Surge.

In the event Tetuan becomes a working interest owner in any well drilled on the Prospect Leases, then Surge and Tetuan shall promptly enter into a mutually acceptable AAPL 610-1989 Operating Agreement, in the form attached hereto as Exhibit B.  Said Operating Agreement shall declare Surge as Operator and shall include, without limitation, the following provisions:

1. Non-consent penalties will be 300% for intangibles and 300% for tangibles.
2. The Preferential Right to Purchase provision will be deleted in its entirety.
3. All response periods by non-operators shall be within a period of time that includes Saturdays, Sundays and Legal Holidays.
4. The COPAS attached to said Operating Agreement shall provide for drilling and producing rates of $6,000.00 and $600.00 respectively unless a local operator requires additional monthly operating fees.
5. Revenues shall be actual net revenues received on each well after all marketing, transportation, taxes, and related costs to produce oil or gas..

However, in the event that Surge has entered into a Operating Agreement with a third party, or parties, prior to the time that Tetuan becomes a working interest owner in any well drilled on the Prospect Leases, then Tetuan shall become subject to said Operating Agreement with Surge and such third party, or parties, and the terms and conditions of that Operating Agreement shall prevail, provided that said third party Operating Agreement contains the above-described provisions.

4.           Payment.  Surge is responsible for the following costs to fund the cost of drilling and other costs related to the Prospect.

A.           Drilling.  Surge shall pay all of the costs associated with the permitting and drilling, testing, and completion of the Initial Test Well and for its Working Interest share of Subsequent Wells drilled on the Prospect.  Surge shall abide by the drilling commitment time frames described in this Agreement.

B.           Leasehold Payment and Transfer.  Surge shall pay a total of $500,000.00 (“Sale Price”) to Tetuan for the transfer of leasehold rights in the Prospect Leases to Surge, , for Prospect Leases, rentals and  bonus payments previously paid by Tetuan, project development costs, geology, engineering, consulting, and all other information possessed by Tetuan in connection to the Prospect. ..  The closing of the transaction contemplated herein shall take place on or before August 15, 2008 (“Closing Date”) in the offices of Surge, or other such place as mutually agreed by Surge and Tetuan, and shall be subject to Surge’s title examination provided for in paragraph 7.  On the Closing Date Surge shall deliver to Tetuan the Sale Price of $500,000.00 in certified funds and Tetuan shall deliver to Surge original signed and executed Assignments of Record Title to the Prospect Leases. Failure by the parties to close on August 14, 2008 shall make this Purchase and Sale Agreement null and void.  Tetuan shall furnish Surge with photocopies or facsimiles of said Assignments of Record Title prior to the Closing Date.. Surge will counter-sign the original Assignment of Record Title and pay any such fees  necessary to file said Assignments  with the United States Bureau of Land Management and the White Pine County Clerk and Recorder. Surge will pay for any other assignments and recording of assignments subsequent to closing. Tetuan further agrees to provide Surge with any other documentation necessary to effectuate the transfer of Tetuan’s right, title and interest in and to the Prospect Leases.

C.           Lease Rentals and Taxes.  Surge shall be responsible to timely pay all future rental payments due after the closing date so long as this Agreement is in effect. The Prospect Lease rentals have been paid through December 1, 2008 as pertains to Lease NVN77687 and through January 1, 2009 as pertains to lease NVN 81154. Annual lease rentals are approximately $3,837.00 (depending on rental notice amount) annually until production is encountered on a particular lease, and then rental payments are due on the non-producing lease.  Surge agrees to pay all applicable annual rentals due thirty days prior to their due date. Annual taxes to the White Pine County Assessor are approximately $184.76.  Surge shall pay White Pine County Assessor taxes in the approximate amount of $184.76 due on January, 2009, and all taxes due thereafter. Tetuan will supply Surge with all prior invoices and contact information so that these invoices can be paid.

5.            Reversion of Rights Granted For Failure to Perform. In the event that Tetuan deems that  Surge has failed to perform under any of paragraphs 2.A, 2.B, 2.C, 2.D, 2.E, 4.A, 4.B or 4.C, they shall advise Surge in writing by Certified mail or Federal Express and/or email, and Surge shall have 45 days to cure any claimed default. If after 45 days Surge has not cured the default by then, all rights in the Prospect granted to by Tetuan pursuant to this Agreement shall automatically revert back to Tetuan, except for any commercially producing wells, and  Surge shall retain no interest in the leases therein except as provided for in Paragraph 2C.. This remedy shall be the sole remedy available to Tetuan for any default under this agreement by Surge.

6.           Operator.

A.           Surge or its designee agrees to serve as the Operator for the Prospect, subject to a Joint Operating Agreement “AAPL 610-1989” or as agreed upon before commencing drilling on the initial Test well. Surge may, at its sole option, elect to use Sawyer Oil and Gas Company (“Sawyer”) as an independent consultant to supervise the drilling of any of the wells contemplated hereunder   If Sawyer and Surge agree that Sawyer will serve as a independent consultant to drill said wells, then Sawyer and Surge will enter into a mutually acceptable agreement covering the costs and conditions of these services.. Surge agrees to abide by the above described AAPL 610-1989 Operating Agreement and agrees there will be no dilution of the royalty percentage described in paragraph 1.B except as may be set forth in the AAPL 610-1989 Operating Agreement described herein.

B.           If  Surge elects to employ Sawyer Oil and Gas Company to as an independent consultant to supervise the drilling of any of the wells contemplated hereunder, then,   Surge shall have the right to approve all expenditures. Surge shall escrow all of the monies to be used for drilling and testing  prior to actual drilling, and will supply completion funds immediately upon the decision to complete the well. Surge shall pay all invoices within ten days of their submission in order to maintain good credit with suppliers and service companies.  Surge understands that in some cases, a check for services is required at the end of services on site.

If Sawyer Oil and Gas Company is employed to as an independent consultant to supervise the drilling of any of the wells contemplated hereunder  , Sawyer Oil and Gas Company shall have the authority to hire on behalf of Surge engineering firms and drilling contractors, subject to the prior written approval of Surge and within the scope of the AFE. Sawyer Oil and Gas Company shall not be liable for any misfeasance or malfeasance of subcontractors or employees but will endeavor to drill the well in a timely and cost effective manner.

C.           Tetuan does not foresee any unreasonable restrictions that would prohibit the drilling of a test well on the Prospect; however, all Federal leases have habitat and other restrictions meaning that drilling cannot take place during certain times of the lease. The applicable restrictions are contained within each of the Prospect Leases.  Surge understands the effects the habitat and other restrictions might have on the exploration of the Prospect.  The Drilling Restrictions on both leases are from March 15 through May 1.

D.           Tetuan considers the Prospect to have merit based upon the geological interpretations made by seasoned and respected geologists; however, Tetuan does not guarantee that commercial oil will be discovered on the Prospect.

7.           Title Examination and Validity of Leases;. Tetuan considers the Prospect Leases to be valid U.S. Government leases in good standing and that all rentals have been timely paid on the Prospect Leases as of the date hereof.  Further, Tetuan represents (i) all leases to be valid at the time of assignment with rentals having been paid; (ii) that other than the royalty interests described herein, there are no encumbrances or liens against the leases;  (iii) Tetuan will deliver to Surge clear title to the Prospect and the Prospect Leases; and. the Prospect Leases assigned by Tetuan to Surge hereunder have the same rights and obligations as the rights granted to Tetuan and its assignors by the United States Government without modification except as to  overriding royalty interest.

On or before August 8, 2008, Surge shall notify Tetuan in writing of any title defects on the Prospect Leases.  Surge’s written notice shall identify the nature of any defect and, which, if any, of the Prospect Leases are affected thereby.  Failure by Surge to provide Tetuan with such written notice shall be deemed as Surge’s acceptance of title and agreement that the Prospect Leases are valid and without liens and/or encumbrances.  In the event that Surge does not discover any title defects and does not deliver such written notice to Tetuan, then it shall be deemed the Prospect Leases are free from defects and Surge shall then pay Tetuan the Sale Price on the Closing Date, as provided for herein.  In the event Surge does discover a title defect and delivers to Tetuan such written notice of said defect, or defects, then Tetuan shall have fifteen (15) days from the date of receipt of such written notice such to cure any such title defects.  If Tetuan is unable to cure any such title defects to Surge’s satisfaction within the time allowed, Surge may elect to either waive such defects and pay Tetuan the Sale Price or cancel this Agreement.  If Tetuan is able to cure any such title defects to Surge’s satisfaction within the time allowed, Surge shall pay Tetuan the Sale Price within five (5) days after receipt of the proper title curative.  It is the intent of Tetuan to provide Surge with title to the Prospect Leases that is free of title defects and of any and all burdens, encumbrances, charges and liens, except as to the Tetuan’s reserved overriding royalty set forth herein; provided, however, that no title defect may be asserted by Surge in connection with matters that are not customarily acceptable defects, such as, but not limited to, Federal and State Lease stipulations, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey, and failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation.

8.           Economic Risk; Sophistication. Each of  Surge and Tetuan represent and warrant to each other that they (i) fully understand the nature, scope and duration of this  Agreement & (ii) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of entering into this Agreement, and therefore have the capacity to protect their own interests in connection therewith. Additionally, each of Surge and Tetuan acknowledges that they have had the benefit of financial and legal advisors with respect to this Agreement and that they are not relying upon each other or any person on behalf of or retained by such other party for any disclosure of information with respect to this Agreement.  Notwithstanding the foregoing, nothing in this paragraph herein shall be a defense to or mitigation of any fraud or breach of a party to any provision set forth in this Agreement. Tetuan and Surge are engaged in the oil and gas business and knowledgeable in such affairs.

9.           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given three business days after it is sent by Federal Express with signature required, registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient. With respect to Tetuan, at 2499 Glades Road, Suite 209, Boca Raton, Florida 33431. With respect to Surge, to Surge Global Energy Inc., 990 Highland Drive, Suite 206 Solana Beach, California 92075. attn. E. Jamie Schloss Chief Executive Officer. Either party may  send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.           Cooperation. The parties hereto shall (i) make such other agreements and execute such other documents as the parties determine necessary to effectuate the transactions contemplated by this Agreement.

11.           Mutual Representation and Warranty. Each of  and Tetuan represent and warrant to each other that this Agreement is the legal, valid and binding obligation of each party hereto, enforceable against the other, as the case may be, in accordance with the terms hereof.

12.           Headings; Appendices. The section headings herein are for convenience only and shall not affect the construction hereof. All appendices attached to this Agreement are herein incorporated by reference and made a part hereof.

13.           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors, assigns, heirs or legal representatives, as the case may be and there are no commissions or any fees owed to third parties which are not disclosed herein.

14.           Entire Agreement. This Agreement (including the documents referred to herein and the Appendices hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

15.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

16.           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

17.            Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada. The sole and proper venue for any action brought pursuant to this Agreement shall be in Las Vegas, Nevada. Any dispute or difference with respect to any matter arising out of or in connection with this Agreement shall be submitted for arbitration to the American Arbitration Association.

IN WITNESS WHEREOF, This Agreement has been executed as of the date first above written.

WITNESSES:

Tetuan Resources Corp.

By:  /s/ William G Sawyer
        William G. Sawyer, CEO and President

Surge Global Energy, Inc.

By:  /s/E. Jamie Schloss
        E. Jamie Schloss, Chief Executive Officer

Exhibit “A”

Attached to and made a part of that certain PURCHASE AND SALE AGREEMENT (“Agreement”) dated August 15, 2008, as made between Tetuan Resources Corp., and Surge Global Energy, Inc.

LEASE DATE	LESSOR NAME	LESSEE NAME	LEGAL DESCRIPTION	GROSS ACRES	COUNTY	STATE	LEASE STIPULATIONS
December 1, 2003	NVN77687 United States of America, , Nevada State BLM Office	John L. Messinger	Township 15 North, Range 57 East, Mt. Diablo Meridian Section 19: Lot 4, SESW, S2SE Section 20: SWSW Section 29: W2W2 Section 30: Lots 1, 2, 3,4, E2, E2W2 (All)	998.32	White Pine	Nevada	1) Drilling Restriction around Sage Grouse Nest from March 15 thru May
January 1, 2006	NVN81154 United States of America, Nevada State BLM Office	Energy West Corporation	Township 15 North, Range 57 East, Mt. Diablo Meridian Section 19: Lots 1, 2, 3, NE, E2NW, NESW, N2SE Section 20: N2, N2SW, SESW, SE Section 29: E2, E2W2	1,558.36	White Pine	Nevada	1) Drilling Restriction around Sage Grouse Nest from March 15 thru May